[CARVER BANCORP, INC. LOGO]                                FOR IMMEDIATE RELEASE



Contact: Ruth Pachman                       Walter T. Bond
         David Lilly                        Carver Bancorp, Inc.
         Kekst and Company                  212-876-4747 x 146
         212-521-4800

           CARVER BANCORP, INC. PLANS APPEAL OF DELAWARE COURT RULING

NEW YORK, APRIL 25, 2000 - Carver Bancorp, Inc. (Amex: CNY), the holding company for Carver Federal Savings Bank, issued the following update today on the status of litigation in Delaware Chancery Court between Carver and BBC Capital Market, Inc. ("BBC"), a wholly-owned subsidiary of Boston Bank of Commerce.

On Monday, the Delaware Chancery Court granted BBC's motion for partial summary judgment, ruling that a proxy purportedly cast by the Federal Home Loan Bank of Pittsburgh ("FHLBP") relating to certain Carver ESOP shares was invalid and should not be counted. This ruling, if it becomes final, could result in the election of BBC's nominees to the Carver board in replacement of the two directors declared elected at Carver's annual meeting on February 24, 2000. The Court determined that HSBC Bank USA actually signed and submitted the proxy in question, but that according to Carver's books and records, it did not appear in the chain of proxies from the record holder, Cede & Co., nor did it have authority from FHLBP to submit a proxy on its behalf.

Carver intends to seek the Court's permission to immediately appeal this ruling to the Delaware Supreme Court. A trial is still scheduled for May 15, 2000 on remaining issues in the case.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank operates seven full service branches in the New York City boroughs of: Brooklyn, Queens, Manhattan, and in Nassau County, New York. Carver Federal's deposits are insured by the FDIC. Shareholders, analysts and others seeking information about Carver Bancorp, Inc. are invited to write to: Carver Bancorp, Inc., Investor Relations, 75 West 125th Street, New York, NY 10027.

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